EXHIBIT 10.1

AGREEMENT

This Agreement (“Agreement”) is made by and between Insignia Systems, Inc. (“Company” or “Insignia”) with headquarters at 8799 Brooklyn Blvd., Minneapolis, Minnesota 55445 and Glen P. Dall (“Employee”).

RECITALS

WHEREAS, the Company desires to retain Employee as an employee of the Company, and Employee desires to be so employed.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee (the “Parties”), intending to be legally bound, hereby agree as follows:

1.           Commencement Date; Nature of Employment Relationship.

1.1        Commencement Date.  This Agreement shall become effective on the date it is signed by the last of the Parties (the “Commencement Date”).

1.2        Nature of Employment Relationship. The Parties hereby acknowledge and agree that the nature of Employee’s employment relationship with the Company is at-will, meaning that either Employee or the Company may terminate the employment relationship, with or without cause, at any time for any reason or no reason, except for those reasons prohibited by applicable federal, state or local law or regulation.

2.           Termination of Employment by the Company.

2.1        Payment upon Termination of Employment for Reasons Other Than Cause. Subject to Section 3 of this Agreement, the Parties hereby agree that, in the event of the Company’s termination of Employee’s employment other than for Cause (as defined herein) Employee shall receive a payment equal to Employee’s gross base annual salary in effect at the time of termination, plus an amount equal to the bonus earned in the twelve (12) months prior to termination (represented by an amount equal to the sum of a pro rata portion of the current fiscal year’s bonus earned and, as necessary, a remaining proportion of the previous year’s earned bonus). By way of example, if Employee were terminated at the end of the first quarter of a given fiscal year, the amount of bonus earned in the first quarter would be added to three-quarters of the bonus earned the previous year. The total amount due pursuant to this Agreement shall not exceed $500,000.

Payment of any amount hereunder shall be subject to Section 409A of the Internal Revenue Code as further set forth in Section 4 and all required tax withholdings.

2.2	Cause. For purposes of this Agreement, “Cause” shall mean:

2.2.1	Employee’s conviction of a felony;

2.2.2	The willful and continued failure of Employee to perform Employee’s essential duties; or

2.2.3	Gross misconduct which is materially injurious to the Company.

For purposes of this Section 2.2, an act or failure to act by Employee shall not be “willful” unless it is done, or omitted to be done, in bad faith and without any reasonable belief that Employee’s action or omission was in the best interests of the Company.

2.3        No Right to Payment upon Termination for Cause. Employee hereby acknowledges and agrees, and hereby waives and releases the Company from any formal or informal obligation, whether written or verbal, for payment of any amount if the Company terminates Employee’s employment for Cause.

3.           Change in Control Obligations. In the event of a change in control in the ownership of the Company and subsequent qualifying termination of Employee’s employment, the Company’s obligations as they pertain to payment of any amount upon termination, including but not limited to those set forth in Section 2.1 of this Agreement, shall be governed by the Change in Control Severance Agreement (attached hereto as Exhibit A) and which shall supersede and terminate this Agreement.

4.           Delay of Payment. Notwithstanding anything to the contrary, to the extent that Employee is a “key employee” pursuant to the provisions of Section 409A of the Internal Revenue Code as of the date that any change in control benefits or other deferred compensation becomes payable to the Employee hereunder, and such payments are required to be delayed until the date six months following Employee’s termination of employment in order to avoid additional tax under Section 409A of the Code, payment and provision of such amounts or other deferred compensation shall be delayed until the date six months after Employee’s termination of employment.

5.           Confidentiality.

5.1        Confidential Nature of Relationship.  Employee acknowledges that his or her employment by the Company creates a relationship of confidence and trust with respect to Confidential Information (as hereinafter defined).  During his or her employment with the Company, the Company agrees to provide Employee with access to Confidential Information.  Employee expressly undertakes to retain in strict confidence all Confidential Information transmitted or disclosed to Employee by the Company or the Company’s clients, and will never make any use of such information except as (and then, only to the extent) required to perform Employee’s duties for the Company.  Employee will take such protective measures as may be reasonably necessary to preserve the secrecy and interest of the Company in the Confidential Information.  If Employee becomes aware of any unauthorized use or disclosure of Confidential Information by any person or entity, Employee will promptly and fully advise the Company of all facts known to Employee concerning such unauthorized use or disclosure.

5.2        Definition.  “Confidential Information” means all commercially sensitive information and data of a confidential nature, in their broadest context, originated by, on behalf of or within the knowledge or possession of the Company or its clients (including any subsidiary, division or legal affiliate thereof).  Without in any way limiting the foregoing, Confidential Information includes, but is not limited to: information that has been designated as proprietary and/or confidential; information constituting trade secrets; information of a confidential nature that, by the nature of the circumstances surrounding the disclosure, should in good faith be treated as proprietary and/or confidential; and information and data conceived, discovered or developed in whole or in part by Employee while employed by the Company. Confidential Information also includes (but is not limited to) identity, contact and other information relating to the Company’s clients and customers, prospective clients and customers, strategic business relationships, business opportunities, products, services, suppliers, personnel, pricing, recruiting strategies, job candidate information, employee information, sales strategies, technology, methods, processes, research, development (including new products or services in concept, planning or

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development), systems, techniques, finances, accounting, purchasing and business plans or as further provided in any separate non-disclosure or confidentiality agreement with the Company.

5.3        Exclusions.  Confidential Information does not include information which: (a) is generic; (b) is or becomes part of the public domain through no act or omission of Employee; (c) was in Employee’s lawful possession prior to the disclosure and was not obtained by Employee in breach, either directly or indirectly, of any obligation to the Company or any client of the Company’s; (d) is lawfully disclosed to Employee by a third party without restriction on disclosure; or (e) is independently developed by Employee using Employee’s own resources, entirely on Employee’s own time, and without the use of any Confidential Information.

5.4        Additional Confidentiality Agreements.  Employee agrees to execute, or as the case may be, comply with previously executed non-disclosure and confidentiality agreements as the Company or its clients may request from time to time.

6.           Use of Confidential or Material Non-Public Information; Code of Ethics and Company Policies.

6.1        Confidential or Material, Non-Public Information.  Employee acknowledges that during and following Employee’s employment he or she is prohibited from using or sharing any Confidential Information for personal gain or advantage (in securities transactions or otherwise), or for the personal gain or advantage of anyone with whom Employee improperly shares such information.  Specifically as to material, non-public information of the Company, Employee agrees to comply with the Company’s insider trading policy in effect at the commencement of employment and as amended from time to time.

6.2       Code of Ethics and Company Policies.  Employee agrees to fully comply with any Code of Ethics (or similar policy) of the Company either having general applicability to its employees or specifically to Employee and to comply with all other company policies.

7.           Return of Property. Upon any termination of employment with the Company, Employee agrees to promptly return to the Company: (a) all materials of any kind in Employee’s possession (or under Employee’s control) incorporating Confidential Information or otherwise relating to the Company’s business (including but not limited to all such materials and/or information stored on any computer or other electronic or other storage device owned or used by Employee); and (b) all Company property in Employee’s possession, including (but not limited to) computers, cellular telephones, pagers, credit cards, keys, records, files, manuals, books, forms, documents, letters, memoranda, data, tables, photographs, video tapes, audio tapes, computer disks and other computer storage media, all materials that include trade secrets, and all copies, summaries or notes of any of the foregoing.

8.           Non-solicitation; Non-interference. Employee agrees that he or she shall not, at any time during the period beginning on the Commencement Date and for one year following termination of employment engage in any of the following activities:

8.1        Directly or indirectly (except on behalf of the Company), solicit or attempt to solicit, accept business from, divert or attempt to divert, handle or attempt to handle or service or attempt to service, the account or business of any customer or client which as of the date of termination or during the two years preceding termination (i) was a customer/client of the Company with which Employee dealt or (ii) had been directly solicited by the Company with Employee’s knowledge or involvement with a view toward establishing a customer/client relationship, or assist (either directly or indirectly) any other person engaged in any of the foregoing; or

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8.2        Directly or indirectly recruit, solicit or hire any employee or independent contractor of the Company, or induce or attempt to induce any such person to terminate his or her employment, or other to limit or cease his or her relationship with the Company, or assist (either directly or indirectly) any other person engaged in any of the foregoing; or

8.3        Directly or indirectly interfere or attempt to interfere in any way with the Company’s relationship with any of its actual or prospective customers, clients, sales representatives, strategic business partners or suppliers, including but not limited to inducing or attempting to induce any customers, clients, sales representatives, strategic business partners, suppliers, key advisors or consultants to terminate or change the terms of their dealings with the Company, or assist any person engaged in any of the foregoing.

Employees represents and warrants that he or she has not engaged in any of the activities set forth in Sections 8.1-8.3 prior to and including the date of signature of this Agreement.

9.           Assignment. This Agreement sets forth personal obligations of Employee, which may not be transferred, delegated or assigned by Employee.  The Company may assign this Agreement to any successor or affiliate.

10.         Survival. The rights and obligations set forth in Sections 6-8 and 13-14 shall survive the termination or expiration of this Agreement.  Such provisions of this Agreement shall survive termination of Employee’s employment regardless of whether Employee resigns or is involuntarily discharged.

11.         Miscellaneous.

11.1       Headings; Construction.  The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

11.2       Benefit.  Subject to Section 9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.3       Waiver.  Any delay by either party in asserting a right under this Agreement or any failure by either party to assert a right under this Agreement will not constitute a waiver by the asserting party of any right hereunder, and the asserting party may subsequently assert any or all of its rights hereunder as if the delay or failure to assert rights had not occurred.

11.4       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.5       Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

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12.         Entire Agreement; Amendment.

12.1        Entire Agreement.  Both Employee and the Company agree that this Agreement and the exhibits, if any, to this Agreement constitute the entire agreement between them with respect to the subject matter hereof.  There were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement.  Accordingly, this Agreement (together with the exhibits to this Agreement) expressly supersedes any and all prior oral and written agreements, representations and promises between the Parties relating to termination of the Employee’s employment with the Company.

12.2        Amendment.  This Agreement may be amended or modified only with the written consent of both Employee and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

13.        Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery (by express courier or otherwise) or certified U.S. mail, return receipt requested.  If addressed to Employee, the notice shall be delivered or mailed to Employee at the address most recently communicated in writing by Employee to the Company, or if addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices to the attention of the CEO of the Company.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

14.        Governing Law and Disputes; Arbitration.

14.1        Governing Law and Disputes.  The Company is headquartered in Minneapolis, Minnesota and the Parties expect that many of Employee’s contacts with the Company will occur through or in connection with its Minneapolis office.  Therefore, the Parties agree that this Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Minnesota, as such laws are applied to agreements entered into and to be performed entirely within Minnesota between Minnesota residents, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.  Except (and only) as set forth in Section 14.2 below, the undersigned each irrevocably consent to the jurisdiction of the United States District Court for the District of Minnesota and the courts of the State of Minnesota in any suit, action or proceeding brought under, based on or related to or in connection with this Agreement, and each of the undersigned agrees that either of the aforesaid courts will be the exclusive original forum for any such action.

14.2        Arbitration.  Any dispute arising out of this Agreement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced business or employment law or business or employment litigation for at least 10 years.  If the Parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the Commercial Arbitration Rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The Company shall pay the fees and expenses of the arbitrator.  Unless otherwise agreed by the Parties, the exclusive location of any arbitration proceedings shall be Hennepin County, Minnesota.

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14.3        Incorporation by Reference. The following exhibit is hereby incorporated by reference and is an integral part of this Agreement:

Exhibit A – Amended Change in Control Severance Agreement dated September 1, 2010.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their signatures below, to become effective on the Commencement Date noted above:

Insignia Systems, Inc.			Glen P. Dall

By:	/s/ Scott Drill	By:	/s/ Glen P. Dall

Its:	Chief Executive Officer	Dated:	5/13/2013

Dated:	5/14/2013

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